PLATO LEARNING, INC.

RESALE RESTRICTION AGREEMENT

This RESALE RESTRICTION AGREEMENT (the “Agreement”) with respect to certain stock option award agreements (the “Option Agreements”) issued under the PLATO Learning, Inc. 2002 Stock Plan (the “Plan”) is made by and between PLATO Learning, Inc., a Delaware corporation (the “Company”), and [HOLDER] (the “Holder”).

WHEREAS, the Holder has been granted one or more options (the “Options”) to acquire shares of common stock of the Company (the “Shares”) in such quantities and at the exercise prices set forth in Exhibit A hereto pursuant to the Option Agreements;

WHEREAS, all Options that are above the Option Price of $7.34 became fully vested and exercisable by reason of an action of the Company’s Compensation Committee of the Board of Directors effective October 26, 2005; and

WHEREAS, the Company and the Holder wish to impose certain resale restrictions on the Shares subject to the Options that became fully vested and exercisable due to the action referred to above, as provided herein on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

1. The Holder acknowledges that he or she has reviewed this Agreement in full.

2. The Holder agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any Shares (or any interest in any Shares) until the Shares have been released from the foregoing resale restrictions (hereinafter referred to as the “Resale Restrictions”).

3. The Holder agrees that the Shares highlighted in “Red” in Exhibit A shall be subject to the Resale Restrictions.

4. The Resale Restrictions shall lapse in accordance with the schedule with respect to each grant referenced in Exhibit A, respectively:

5. Notwithstanding the foregoing, in the event the Holder’s employment or service with the Company is terminated for any reason, 100% of the Shares subject to the Option shall become free from the Resale Restrictions. Upon the occurrence of a Change in Control, 100% of the Shares subject to the Option shall become free from the Resale Restrictions.

6. This Agreement shall be effective as of October 26, 2005.

7. The Holder represents and warrants that he or she has full power to enter into this Agreement.

8. This Agreement, the Option Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Holder. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Minnesota without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Minnesota to the rights and duties of the parties. Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

9. This Agreement shall be binding upon the Company and the Holder as well as the successors and assigns (if any) of the Company and the Holder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date set forth beside such party’s signature.

Dated: October 26, 2005	PLATO Learning, Inc. By:

[COMPANY]

Dated: , 200	Holder:

[HOLDER]